Exhibit 23.8

September 2007

CGEN Digital Media Company Limited (“CGEN”)

Suite 3213-3214, Tower B Shanghai City Center

No. 100 Zunyi Road

Shanghai 200051

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name, the reference to our March 2006 report commissioned by CGEN (the “Report”) and the inclusion of statistical data from the Report under the captions “Prospectus Summary” and “Business” in the prospectus included in the registration statement on Form F-1, originally filed by CGEN on August 13, 2007, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/

[Name]

[Title]

Sinomonitor (Seal)